Composite Conformed Copy
                                         ------------------------

             Yankee Atomic Electric Company

                     POWER CONTRACT


               [The following is a composite Power Contract as amended through Amendment No. 7 dated as of February 1, 1992. Please note that the "whereas" clauses for each amendment have been omitted, and that conforming signature data for the original counterpart only is included in the Appendix. Also please note that Amendment No. 3 restated the entire power contract. This composite power contract has been prepared as a resource tool and is not the formal contract among the parties.]
     POWER CONTRACT dated June 30, 1959, as revised April 1,
1975, between YANKEE ATOMIC ELECTRIC COMPANY ("Yankee") and (the names of the Customers appear in the attached Appendix) (the "Customer").
     "Yankee is a Massachusetts electric company, organized in 1954, which has constructed and placed in operation a nuclear power plant, the output of which is sold to the New England utilities which are its stockholders. The plant is located at a site owned by Yankee in Rowe, Massachusetts, and consists of a pressurized water reactor and associated steam electric generating, transformation and auxiliary equipment have a net electrical capacity of 176,000 KW (the "plant"). The Atomic

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Energy Commission has authorized operation of the plant during an initial 40-year term extending to November 4, 1997, pursuant to License No. DPR-3.
     The percentages of Yankee's outstanding stock held by the Customer and other stockholders of Yankee and the percentages of the capacity and net electrical output of the plant being purchased by them are as follows:


                                             Stock       Power
                                           Percentage  Percentage

New England Power Company                    30.0%       30.0%
The Connecticut Light and Power Company      24.5*       24.5*
Boston Edison Company                         9.5         9.5
Central Maine Power Company                   9.5         ---**
Western Massachusetts Electric Company        7.0         7.0
Public Service Company of New Hampshire       7.0        16.5**
Montaup Electric Company                      4.5         4.5
Commonwealth Electric Company                 2.5         2.5
Cambridge Electric Light Company              2.0         2.0
Central Vermont Public Service Corporation    3.5         3.5
                                            100.0%      100.0%


*Represents the consolidation of two prior existing contracts, one with The Connecticut Light and Power Company for 15% and one with The Hartford Electric Light Company for 9.5%, those two companies having merged.


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**Public Service Company of New Hampshire has agreed to supply power to Central Maine Power Company in amounts equivalent to 9.5% of the net electrical output of the Yankee plant, after appropriate allowance for transmission losses.

     The parties hereto agree as follows:
1.  Scope of Contract
    -----------------
     Yankee will sell and deliver to the Customer and the
Customer will take and pay for its power percentage of the net electrical output of the plant during the term of this contract.
2.  Term of Contract
    ----------------

     This contract shall continue in full force and effect until the expiration of any license as issued by the Nuclear Regulatory Commission, or any successor agency, with respect to the plant under applicable provisions of the Atomic Energy Act of 1954, as amended from time to time, provided, however, that if the stockholders of Yankee, by vote of not less than 75% in interest of the outstanding stock having general voting rights, shall at any time vote to discontinue the operation of the plant or to liquidate Yankee and wind up its affairs, the obligations of the parties hereunder shall thereupon terminate. Notwithstanding the foregoing, the applicable provisions of this contract shall continue in effect after any termination hereof to the extent

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necessary (I) to complete the billings and payments required hereunder with respect to the Customer's obligation to pay its power percentage of the full cost of decommissioning the plant in accordance herewith and (ii) to permit final billings and adjustments hereunder with respect to all other obligations of the parties hereunder, including all billings and adjustments with respect to the recovery of Yankee's total cost of service, as provided in Section 6 hereof, until the non-salvageable investment in plant, nuclear fuel and materials and supplies or other assets has been fully amortized in accordance herewith.
3.  Operation of the Plant
    ----------------------

     Yankee will operate and maintain the plant in accordance with good utility practice and all applicable laws and rules and regulations thereunder, including the applicable provisions of the Atomic Energy Act of 1954.
     Yankee reserves the exclusive right to control scheduling of the operation and maintenance of the plant, including outages for inspection, maintenance, refueling, and repairs and replacements. Subject to the foregoing, and until otherwise determined by Yankee's board of directors, the plant shall be subject to

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central dispatch pursuant to Section 12 of the New England Power
Pool Agreement dated as of September 1, 1971, as from time to time amended.
     4.  Customer's Entitlement
          ---------------------
     The Customer shall be entitled, throughout the term of this contract, to its power percentage of the capacity and net electrical output of the plant.
     5.  Deliveries and Metering.
          -----------------------
     Deliveries will be made in the form of three-phase, 60-cycle, alternating current at a nominal voltage of 115,000 volts, at a step-up substation owned by Yankee at the plant site. The Customer will make suitable arrangements for the transmission of the electricity so delivered to it by Yankee.
     Yankee will supply all necessary metering equipment for determining the quantity and conditions of supply of all electricity delivered hereunder, and will maintain the accuracy of such equipment within limits of 2% up or down. In addition to regular routine tests, Yankee will have any such meter tested at any time upon the written request of the Customer, and if such meter shall prove to be accurate within 2% up or down, the expense of the test shall be borne by the Customer. Yankee will

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furnish the Customer monthly, or oftener if requested by the
Customer, with a summary of the meter readings relating to the services rendered hereunder, and upon request will make available its metering records for the Customer's inspection and review.
6.  Payment
     ------
     With respect to each month commencing on and after April 1, 1985, the Customer will pay Yankee an amount equal to the Customer's power percentage of the total cost of service for such month to all customers of Yankee.
     The "total cost of service" for any month shall be the sum of (a) Yankee's operating expenses for such month with respect to the plant, plus (b) an amount equal to one-twelfth of the composite percentage for such month of the net plant rate base.
     "Uniform System" shall mean the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission for Class A and Class B Public Utilities and Licensees, as from time to time in effect.
     Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts, less any applicable credits thereto, in accordance with the Uniform System; it being understood that for purposes of this contract "operating expenses" shall include (I) depreciation or

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amortization accrued at a rate at least sufficient to fully amortize over the estimated remaining useful life of the plant Yankee's non-salvageable investments in plant nuclear fuel and materials and supplies or other assets, provided, however, that if a decision is made to cease electricity production at the plant prior to July 9, 2000, then such remaining non-salvageable investments shall be amortized over a period extending to July 9, 2000; (ii) obligations incurred in connection with the leasing of fuel inventory; and (iii) interest charges not associated with outstanding indebtedness; and (iv) costs incurred in connection with decommissioning the plant, including (a) the direct and indirect costs of operating, maintaining or dismantling the spent fuel storage facilities and other plant facilities after the cessation of electricity production and (b) the accruals to any reserve established by Yankee's board of directors to provide for physical decommissioning of the plant over the estimated remaining useful life of the plant, provided, however, that if a decision is made to cease electricity production at the plant prior to July 9, 2000, then the accruals to the reserve referred to in clause (b) shall be made over a period extending to July 9, 2000. The parties agree that the timing and amount of any billings by Yankee of the accrual referred to in the preceding

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clause (iv), and the Customer's continuing obligation to pay the same, are subject to the jurisdiction of the Federal Energy Regulatory Commission or its successor agency as provided by law. The aggregate amounts of the annual accrual to the decommissioning reserve shall be as from time to time approved by the Federal Energy Regulatory Commission, such amounts to be accrued in equal monthly installments. Consistent with paragraphs 1 and 2 of Section 6 of this Power Contract, monthly payments by the Customer to the decommissioning reserve shall be equal to the Customer's power percentage of the total decommissioning accrual for that month.
     Composite percentage shall be computed as of the last day of each month (the "computation date") and for any month the composite percentage shall be that computed as of the last day of the previous month. Composite percentage as of a computation date shall be the sum of (I) the annual percentage rate for return on equity then in effect as authorized by the Federal Energy Regulatory Commission multiplied by the percentage which equity investment (excluding any equity investment which relates to construction work in progress not included in net plant rate base) as of such date is of the total capital as of such date; plus (ii) the effective interest rate per annum of each principal

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amount of indebtedness (excluding any principal amount of
indebtedness which relates to construction work in progress not included in net plant rate base) outstanding on such date for money borrowed multiplied by the percentage which such principal amount is of total capital as of such date.
     "Equity investment" as of any date shall consist of the sum of (I) all amounts theretofore paid to Yankee for all capital stock theretofore issued, plus all capital contributions, less the sum of any amounts paid by Yankee in the form of stock retirements, repurchases or redemptions or return of capital; plus (ii) any credit balance in the capital surplus account not included under (I) and any credit balance in the earned surplus account on the books of Yankee as of such date.
     "Total capital" as of any date shall be the equity investment plus the total of all indebtedness then outstanding for money borrowed.
     The "net plant rate base" shall be determined monthly and shall consist of (I) the aggregate amount properly chargeable to Yankee's utility plant accounts, including nuclear fuel accounts, in accordance with the Uniform System; less (ii) the amount of any accumulated provisions for depreciation and for amortization of nuclear fuel assemblies (exclusive of any decommissioning

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reserve); plus or less (iii) amounts recorded in accumulated deferred income tax accounts, as appropriate, in accordance with the applicable section of the regulation issued by the Federal Energy Regulatory Commission (which as of the date hereof is codified at 18 C.F.R. section 35.25); plus (iv) such allowances for materials, supplies, and prepaid items as may from time to time be determined by Yankee's board of directors; plus (v) allowances for cash working capital as permitted from time to time by the Federal Energy Regulatory Commission or its successor agency; plus (vi) the amount of any unamortized deferred expenses, as permitted from time to time by the Federal Energy Regulatory Commission or its successor agency; plus (vii) to the extent not provided for elsewhere in this paragraph, the remaining unamortized amount of the non-salvageable investment in plant, nuclear fuel and materials and supplies and other assets.
     Payments shall be made in cash promptly after receipt by the Customer of statements rendered by Yankee in such detail as the Customer may reasonably require. Such statements may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods. Simple interest at the prime rate then in effect at The First National Bank of Boston shall accrue on any payment delayed beyond thirty days after receipt by the Customer of a monthly statement. If any payment (other than amounts in dispute) shall be delayed beyond six months, Yankee may, by written notice, terminate this contract at the end of the next succeeding calendar month.
     Notwithstanding any other provision of this contract, the treatment of construction work in progress for purposes of any calculations relevant to the computation of monthly payments under this Section 6 shall conform to the applicable section of the Federal Energy Regulatory Commission's regulations respecting such items (which as of the date of this Amendment hereof is codified at 18 C.F.R. section 35.26), as such regulations may be modified from time to time.
7.  Audit
    -----
     Yankee's books and records, insofar as they pertain to the service rendered hereunder or to any charges made therefor, shall be open to the Customer's inspection and audit.
8.  Arbitration
    -----------
     In case any dispute shall arise as to the interpretation of this contract which cannot be settled by mutual agreement, such dispute shall be submitted to arbitration. The parties shall, if possible, agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the deliver by

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either party to the other of a written notice requesting
arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. Such decision shall be binding upon the parties, and the expense of the arbitration shall be borne equally by them.
9.  Regulation
    ----------
     Performance of this contract is subject to all applicable state and federal laws and to all rules, regulations and orders properly issued thereunder by any governmental agency having jurisdiction in the premises.
10.  Effective Date
     --------------
     This revised contract shall become effective on April 1, 1985, subject to any suspension order duly issued by the Federal Energy Regulatory Commission.
11.  Amendments
     ----------
     Upon authorization by its board of directors of a uniform amendment to all customer power contracts, Yankee shall have the right to amend the provisions of Section 6 hereof by serving an appropriate statement of such amendment upon the Customer and filing the same with the Federal Energy Regulatory Commission (or

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such other regulatory agency as may have jurisdiction in the premises) in accordance with the provisions of applicable laws and any rules and regulations thereunder, and the amendment shall thereupon become effective on the date specified therein, subject to any suspension order duly issued by such agency. All other amendments to this contract shall be by mutual agreement, evidenced by a written amendment signed by the parties hereto.
12.  Interpretation
     --------------
     The interpretation and performance of this contract shall be in accordance with and controlled by the laws of the Commonwealth of Massachusetts.
13.  Addresses
     ---------
     Except as the parties may from time to time otherwise agree, any notice, request, demand, statement, bill or payment provided for in this contract or any other notice which either party may desire to give to the other, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when mailed by either registered or ordinary mail to the respective post office addresses shown following the signatures of the parties hereto.

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14.  Corporate Obligation
     --------------------
     This contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of either party, as such, is expressly waived."
     IN WITNESS WHEREOF the parties have executed this revised contract by their respective officers thereunto duly authorized as of the captioned date.